EXHIBIT 10.49

     AGREEMENT, made as of the 1st day of May, 1999, by and between COMPOSITECH LTD., a Delaware corporation having its principal place of business at 120 Ricefield Lane, Hauppauge, New York ("Compositech") and TERADYNE, INC., a Massachusetts corporation having its principal place of business at 321 Harrison Avenue, Boston, Massachusetts ("Teradyne").

                              W I T N E S S E T H :

     WHEREAS, Compositech is engaged in the manufacture and sale of laminates for printed circuit boards; and

     WHEREAS,   Compositech  has  developed  a  product   designated  as  CL200+
("CL200+") for use in its business; and

     WHEREAS, Teradyne is engaged in the manufacture and sale of backplanes; and

     WHEREAS, the product of Compositech designated as CL200+ is suitable for use by Teradyne in the backplanes manufactured by it; and

     WHEREAS, the parties hereto are desirous of entering into an agreement for the sale to, and purchase by, Teradyne of the product designated as CL200+ and for the exchange of information and development of the products of each of the parties hereto;

     NOW, THEREFORE, upon the terms and conditions set forth herein, it is mutually agreed by the parties hereto as follows:

     1. Definitions: As used herein, the term:

     (a) "Products" shall mean the backplanes manufactured and sold by Teradyne.

     (b) "Contract Year" shall be the twelve (12) consecutive month period commencing on June 1, 1999, and ending May 31, 2000.

     (c) "CL200+" shall mean the descriptive name of the product being manufactured and sold by Compositech.

     2. Purchase and Sale of CL200+:

     (a) Compositech shall manufacture, sell and deliver to Teradyne, and Teradyne shall purchase and accept from Compositech, CL200+ in such quantities as Teradyne shall require and in accordance with the quantities set forth in Exhibit "A" annexed to this Agreement. Such purchases and sales shall be for the selling prices shown on Exhibit "B".

     (b) Teradyne shall order the CL200+ in the quantities set forth in Exhibit "A" for delivery pursuant to the purchase order (each of which shall be in the form of the purchase order annexed hereto as Exhibit "D"). In the event Teradyne seeks to order CL200+ in quantities in excess of one hundred fifty (150%)
percent of the minimum requirement, it shall notify Compositech as to the quantity desired and Compositech shall be afforded five (5) business days within which it would be required to respond as to the availability of such quantities and if it responds in an affirmative manner, purchase orders shall be placed for the additional quantities under the terms and conditions set forth in Exhibit "D".

     (c) In order to permit an orderly availability of CL200+ for Teradyne, Compositech shall furnish Teradyne with a two (2) week supply of CL200+ commencing on September 1, 1999, which shall be delivered and maintained at Teradyne's facility in Nashua, New Hampshire, on a consignment basis and shall be utilized by Teradyne as needed within the minimum and maximum levels to be agreed upon before July 1, 1999, and to be annexed to this Agreement and set forth on Exhibit "C".

     3. Price and Terms:

     (a) The initial price for CL200+ sold to Teradyne shall be as set forth on Exhibit "B", which shall include cost of delivery to Teradyne's facility in Nashua, New Hampshire.

     (b) Payment for CL200+ sold by Compositech to Teradyne shall be on a net basis within thirty (30) days from the date of delivery.

     (c) Pricing may be adjusted upwards or downwards upon agreement of the parties and pricing is to be negotiated in good faith by the parties with respect to any renewal periods based upon a review by the parties of Manufacturing Part Cost Comparison Data (MPCCD), provided by Teradyne. * . Compositech shall not use this information for any other purpose without the written consent of Teradyne.

     (d) In the event Teradyne fails to order or Compositech fails to deliver the minimum requirements in any month as set forth in Exhibit "A", each party shall have the right to make up the shortage within the following three (3) months. Teradyne orders and Compositech deliveries in excess of the minimum requirements set forth in Exhibit "A" may be used to offset shortages on a cumulative basis during the Contract Year.

     4. Joint Efforts: It is expressly understood and agreed between the parties that they shall use their best efforts to optimize the suitability for the use of CL200+ for the manufacture of the Product by Teradyne and, toward that end, the following shall occur:

     (a) Each of the parties hereto will document and verify CL200+ performance in Teradyne's Product fabrication process and share such findings with the other.

     (b) Compositech shall provide technical interface to optimize the production use of CL200+ at Teradyne and, in furtherance thereof, each of the parties shall designate a primary technical contact to work with the other. Teradyne will furnish the technical representative of Compositech with office space and communication systems access at the Teradyne facility in Nashua, New Hampshire. Such technical representative will devote at least fifty (50%) percent of his time in connection with the Teradyne Product development.

     (c) Technical review meetings will be held on a monthly basis with attendance by appropriate technical people designated by each of the parties.

     (d) Regular management meetings will be held to review product performance, monitor progress and evaluation of sales and marketing monthly for the first six
(6)  months   following  the   commencement  of  this  Agreement  and  quarterly
thereafter.

     (e) Teradyne may, at its discretion, provide Compositech with customer contacts in its Product market. Compositech will provide Teradyne with detailed information regarding Compositech's prior contact with such customers and will schedule joint meetings where Teradyne deems it appropriate in order to support the conversion of use of CL200+ in the Product.

     (f) The actions described in this section do not constitute a commitment or obligation for Teradyne to continue purchasing CL200+.

     5. Claims, Warranties and Limitations of Liability:

     (a) Compositech expressly warrants that CL200+ sold hereunder shall be of merchantable quality, free from defects in materials and workmanship, and fit for their intended use for the Product and that CL200+ will be manufactured in accordance with applicable federal, state and local laws, regulations and orders and specifications.

     (b) Compositech warrants that CL200+ does not infringe on any United States or foreign patent, or on any other right of any other person. Compositech shall indemnify and hold Teradyne harmless against any claim of infringement of patent or such other rights relating to the manufacture, sale or use of CL200+ and shall bear all costs and expenses, including reasonable attorneys' fees, arising from or related to any such claim. As used herein, the term "claim" includes,


* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities and Exchange Commission.

without limitation, any claim for temporary or permanent injunctive relief in any action for such infringement of patent or other rights.

     (c) Teradyne shall give Compositech written notice of any breach of warranty promptly after Teradyne's discovery thereof.

     (d) Compositech makes no indemnity, representation or warranty, either express or implied, with respect to the CL200+, except for the warranties and indemnities expressly set forth in this paragraph 5 and in no event shall Compositech be liable to Teradyne for special or consequential damages beyond the replacement cost of the CL200+, except as provided for in the Terms and Conditions set forth in Exhibit "D".

     6. Joint Projects:

     (a) The parties hereto shall explore joint projects on a shared cost basis commencing June 1, 1999, or thereafter. Joint projects may result in either Jointly Designed Technology or Solely Designed Technology

     (b) Jointly Designed Technology (including all rights to patent such Technology) shall be jointly owned by the designing parties and Solely Designed Technology (including all rights to patent such Technology) shall be solely owned by the designing party. Jointly Designed Technology is that architecture, product, part, core, cell or element (Technology) created when both parties participate in the invention and Solely Designed Technology is Technology created when only one party participates in the invention. Implementing (such as processing a design), funding or defining requirements for the Technology does not constitute participation in the invention of that Technology. Compositech and Teradyne shall cooperate in obtaining protection for intellectual property rights related to Jointly Designed Technology but neither Compositech nor Teradyne shall patent Jointly Designed Technology without the prior written consent of the other party.

     (c) For a period of ten (10) years after the date that (i) Jointly Designed Technology; or (ii) Compositech Solely Designed Technology which is funded by Teradyne, is available for shipment to Teradyne as released Technology, Compositech grants to Teradyne all rights which Compositech owns or has in the Jointly Designed Technology and/or Compositech Solely Designed Technology, on an exclusive basis, for use only within the backplane marketplace. During this ten
(10) year exclusivity period, Compositech retains all rights which it owns or has in the Jointly Designed Technology and Compositech Solely Designed Technology for use in any area outside the backplane marketplace.

     (d) In the event a joint project is terminated prior to availability of shipment of the Jointly Designed Technology or Compositech Solely Designed Technology to Teradyne as released Technology, the ten (10) year exclusivity period in (c) above shall still apply, commencing on the date of project termination.

     (e)  Compositech  agrees  to  manufacture  and/or  sell  to  Teradyne,   on
reasonable terms, products developed for Teradyne, regardless of whether they contain Jointly Designed Technology or Solely Designed Technology.

     (f) Compositech and Teradyne agree that each will not, without the prior written consent of the other party, disclose results of Jointly Designed Technology to third parties. The parties will negotiate a form of nondisclosure agreement for each joint project, which will include a provision restricting each party from disclosing the other party's proprietary information or Solely Designed Technology.

     7. Security of Supply: In the event Compositech and its Canadian joint venture, Lamines CTEK, Inc., cease to produce CL200+ or fail to produce the minimum commitment of CL200+ or in the event Compositech shall file a petition in bankruptcy, make an assignment for the benefit of creditors or fail within ninety (90) days from the date of the filing of an involuntary petition in bankruptcy against Compositech to have such petition dismissed within ninety
(90) days of the date of filing such involuntary petition, then, if Teradyne desires to manufacture CL200+, the following shall occur:

     (a) Compositech shall grant a non-exclusive license to Teradyne to use patents, know-how and all other information and rights owned by Compositech in connection with CL200+. Such license shall be limited to the internal use by Teradyne or a subcontractor of Teradyne in the manufacture of the Product and Teradyne shall not have the right to sublicense any or all of such patents without the express written consent of Compositech.

     (b) Compositech will sell to Teradyne the custom equipment required to produce CL200+ at *, Compositech shall furnish Teradyne with a schedule showing cost of equipment within sixty (60) days from the date of this Agreement.

     (c) At the request of Teradyne, Compositech will furnish Teradyne with persons knowledgeable in the manufacturing technology at an hourly fee of * Dollars plus out-of-pocket expenses.

     (d) In order to further secure the supply of CL200+ to be delivered pursuant to this Agreement, Compositech shall deliver to Testa, Hurwitz & Thibeault, LLP, as Escrow Agent, an engineering and operation data package with respect to CL200+. It is expressly agreed and understood that such engineering and operation data package will be released to Teradyne only in the event of a breach of this Agreement insofar as supply of CL200+ is concerned and in the further event that such breach shall not be cured within the cure period set forth in this Agreement. In the event Teradyne claims such a breach exists and seeks access to the engineering and operation data package, it shall furnish notice in writing to the Escrow Agent and Compositech setting forth the details and basis for such claimed breach. Compositech shall have a period of ten (10) days to object to the turnover of the engineering and operation data package. In such event, the Escrow Agent shall continue to hold same in escrow until such time as it receives instructions to release same by both Teradyne and Compositech or until it receives direction by a court order or a determination by findings from an arbitration proceeding. In the event such objection is not given by Compositech within such ten (10) day period, the Escrow Agent shall turn over the engineering and operation data package to Teradyne, Teradyne agrees that in such event, it shall utilize the said package for its own use and shall not license others or sell to others or disclose to others the data contained in such package. Upon termination of this Agreement, other than by reason of a breach of this Agreement by Compositech, the Escrow Agent shall return to Compositech the engineering and operation data package and Teradyne shall have no right to use same.

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities and Exchange Commission.

     (e) As consideration for the granting of the license to utilize the patents and know-how of Compositech, Teradyne shall pay to Compositech a royalty of * cents per square foot of CL200+ produced by Teradyne. Teradyne shall furnish Compositech with a statement as to the quantity of CL200+ produced each quarter and shall make payment of the royalty reflected on such statement at the time of the delivery of the statement. Compositech shall have the right to inspect the books and records of Teradyne to verify the accuracy of the statements and the royalty due to it.

     (f) Notwithstanding the termination of this Agreement at the end of the Contract Year or any renewal term, the rights of Teradyne pursuant to the license provided for in paragraph "7" of this Agreement shall continue for a period of ten (10) years following the termination of this Agreement upon condition that Teradyne pay royalties to Compositech pursuant to this paragraph "7" hereof.

     Notwithstanding anything contained in this paragraph "7", the failure to deliver the minimum quantities of the Product as set forth in Exhibit "A" and delivery under this Agreement shall not initiate Teradyne's right to a license in the event Compositech does cure such shortfall and deliveries within three
(3) months following such shortfall.

     8. Restriction on Exclusive License: Compositech expressly agrees that prior to December 31, 1999, it shall not grant an exclusive license to permit the use of CL200+ for the manufacture of backplanes by any printed circuit board manufacturer. Compositech agrees to discuss an exclusive license with Teradyne for CL200+ for the manufacture of backplanes following the conclusion of the first year of this Agreement.

     9. Term: The initial term of this Agreement shall be for the Contract Year.

     10. Renewal Periods:

     This Agreement shall be renewed annually upon the written consent of each of the parties, which consent shall be evidenced by written notice at least sixty (60) days prior to the expiration of a Contract Year. Such election to renew shall be conditioned upon agreement being reached between the parties as to the pricing and volume of the sales to Teradyne during such renewal term, which agreement as to pricing and volume must be determined within thirty (30) days following the date the election to renew is given by the parties.

     11. Confidentiality and Disclosure of Information: From the date of the execution of this Agreement, the parties expressly agree that the terms and conditions of a certain Confidentiality Agreement, a copy of which is annexed hereto as Exhibit "E" shall be incorporated into, and be a part of, this Agreement throughout the term of this Agreement and a period of five (5) years beyond the termination of this Agreement.

     12. Assignability: This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Compositech may assign the Agreement to a third party who purchases substantially all of the assets of Compositech and who is not competitive with Teradyne. For purposes of this provision, the word "competitive" shall mean engaged in the manufacture and/or fabrication of backplanes.

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities and Exchange Commission.

13. Benefit: This Agreement shall be binding upon and inure to the benefit of each of the parties, their successors and assigns. In the event that the assets and business of a party shall be transferred to some other corporation or entity, the rights of the party hereunder may be enforced by such other entity in its own name.

     14. Construction: This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

     15. Notices: All notices, request, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified mail, return receipt requested, or by overnight service or by facsimile, if to Compositech, at 120 Ricefield Lane, Hauppauge, New York 11788, with copy to Berkman, Henoch, Peterson & Peddy, P.C., 777 Zeckendorf Boulevard, Garden City, New York 11530, Attention: Jack M. Steingart, Esq., or at such other address as may be furnished to the other party in writing, or, if to Teradyne, at 321 Harrison Avenue, Boston, Massachusetts 02118, with copy to Teradyne Legal Department, 321 Harrison Avenue, Boston, Massachusetts 02118, or at such other address as it may have furnished to the other party in writing.

     16. Arbitration. By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or within thirty (30) days after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in court, statutory or common law, legal or equitable, arising between the parties in any way, arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA"). Judgment upon the award of the arbitrators may be entered in any court having competent jurisdiction. No provision of this Agreement nor the exercise of any agreements hereunder shall limit the right of any party, and any party shall have the right, during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as, injunctive relief, from a court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party to submit any dispute to arbitration and render inapplicable the compulsory arbitration provisions hereof within the time limits set forth herein. The arbitrator shall resolve all disputes in accordance with the applicable substantive law. The arbitrator's finding of fact shall be binding upon all parties and shall not be subject to further review except as otherwise allowed by applicable law.

     17. Counterparts: This Agreement may be executed simultaneously in four (4) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first above written.

                                            COMPOSITECH LTD.

                                            By: /s/ Samuel S. Gross
                                                -----------------------

                                            TERADYNE, INC.

                                            By: /s/ Ronald J. Dias
                                                -----------------------

                                    EXHIBIT A

         Purchase Quantities -       Minimum

         July              1999         *
         August            1999         *
         September         1999         *
         October           1999         *
         November          1999         *
         December          1999         *
         January           2000         *
         February          2000         *
         March             2000         *
         April             2000         *
         May               2000         *
         June              2000         *

Minimum quantities - The quantity Teradyne is obligated to purchase. However Teradyne and Compositech will work together to accommodate fluctuations in the conversion process flexibly responding to Teradyne or Compositech issues.

Additional purchase quantities - Compositech Ltd. will respond to a written request for product in excess of the minimum purchase quantities plus 50% provided for herein within 30 days. Purchase quantities, if any, in excess of * are subject to specific price negotiation.

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities and Exchange Commission.

COMPOSITECH LTD.
EXHIBIT B - CONFIDENTIAL
Teradyne Development Contract *
Laminate Price List                              CL 200+
================================================================================
Effective January 1, 1999 -December 31, 1999     U.S. Dollars per square foot

    Thickness           Tolerance     H/H          1/1         2/1        2/2
================================================================================
     0.002        +|-   0.00025        *            *           *           *
     0.0025       +|-   0.0005         *            *           *           *
     0.0028       +|-   0.0005         *            *           *           *
     0.003        +|-   0.0005         *            *           *           *
     0.0035       +|-   0.0005         *            *           *           *
     0.004        +|-   0.0005         *            *           *           *
     0.0045       +|-   0.0005         *            *           *           *
     0.005        +|-   0.0007         *            *           *           *
     0.0055       +|-   0.0007         *            *           *           *
     0.006        +|-   0.0007         *            *           *           *
     0.007        +|-   0.001          *            *           *           *
     0.008        +|-   0.001          *            *           *           *
     0.009        +|-   0.001          *            *           *           *
     0.010        +|-   0.001          *            *           *           *
     0.011        +|-   0.001          *            *           *           *
     0.012        +|-   0.0015         *            *           *           *
     0.013        +|-   0.0015         *            *           *           *
     0.014        +|-   0.0015         *            *           *           *

     Notes:

               1.   Shipments: FOB Nashua, NH

               2.   Terms: Net 30 Days from Date of Invoice

               3.   Minimum Order: 150 square feet

               4.   Shipping tolerances on quantity ordered will be plus 5 minus
                      5 percent

               5.   Price in effect at time of shipment will apply

               6.   Emergency orders: lead time seven (7) working days

               7.   CL 200+ for use in high Tg backplanes: *% price premium

               8. Dropoff: calculated against 36" x 48", 42" x 48" and 48" x 56" sheet sizes

The data above is provided for informational purposes only. Values are typical and are not guaranteed. Compositech Ltd. reserves the right to change them without notice at any time and for any purpose. Each user should perform his or her own tests to determine suitability for particular applications. No warranty is made that the data shown herein are accurate or that any product will conform to that data, and nothing herein is to be construed to imply a license under any Compositech Ltd. patent. COMPOSITECH LTD. EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND SUITABILITY FOR A PARTICULAR PURPOSE.

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities and Exchange Commission.